Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces Second Quarter 2009 Financial Results

ANN ARBOR, Michigan, July 22, 2009: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the second quarter ended June 14, 2009. Domestic same store sales were down 0.7% and international same store sales grew 4.1%. The international division continued its strong performance, posting its 62nd consecutive quarter of same store sales growth. Net income as-reported was down 22.4% versus the prior year, due primarily to the negative impacts of foreign currency, gains on the sale of Company-owned stores in 2008 and expenses incurred in connection with changes made to the Company’s stock option plans, offset in part by gains on the extinguishment of debt.

Second Quarter Highlights:

(dollars in millions, except per share data)	Second Quarter of 2009	Second Quarter of 2008	First Two Quarters of 2009	First Two Quarters of 2008
Net income	$14.5	$18.7	$38.3	$32.8

Weighted average diluted shares	57,737,247	58,789,987	57,524,565	59,443,922

Diluted earnings per share, as-reported	$0.25	$0.32	$0.67	$0.55
Items affecting comparability (see section below)	$(0.04)	$(0.10)	$(0.26)	$(0.13)

Diluted earnings per share, as adjusted	$0.21	$0.22	$0.41	$0.43

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Diluted EPS was $0.25 on an as-reported basis for the second quarter, down $0.07 from the as-reported diluted EPS in the prior year period, due primarily to the aforementioned decrease in net income. However, excluding items affecting comparability, diluted EPS declined $0.01, primarily due to the negative impact of foreign currency exchange rates on international royalty revenues and lower operating income from our domestic store operations, offset in part by improvements in operating performance in the Company’s international and supply chain business units. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

•	Global Retail Sales were down 4.7% in the second quarter, or up 3.8% when excluding the impact of foreign currency.

	Second Quarter of 2009	Second Quarter of 2008
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	(3.3)%	(1.1)%
Domestic franchise stores	(0.4)%	(5.9)%

Domestic stores	(0.7)%	(5.4)%

International stores	+4.1%	+7.0%

Global retail sales growth: (versus prior year period)
Domestic stores	(2.0)%	(5.0)%
International stores	(8.0)%	+19.6%

Total	(4.7)%	+4.7%

Global retail sales growth: (versus prior year period and excluding foreign currency impact)
Domestic stores	(2.0)%	(5.0)%
International stores	+11.0%	+13.9%

Total	+3.8%	+2.5%

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Domino’s Pizza: Q209 Earnings Release, Page Two

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores (1)	Total
Store counts:
Store count at March 22, 2009	489	4,498	4,987	3,742	8,729
Openings	—	22	22	172	194
Closings	(5)	(37)	(42)	(8)	(50)
Transfers	(1)	1	—	—	—

Store count at June 14, 2009	483	4,484	4,967	3,906	8,873

Second quarter 2009 net growth	(6)	(14)	(20)	164	144

Trailing four quarters net growth	(32)	(108)	(140)	342	202

(1)	The International Stores openings reported in the above table benefited from the conversion of 86 stores in Spain to Domino’s Pizza stores in the second quarter of 2009.

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “I’m putting this quarter in the “win” column for Domino’s Pizza. I’m proud of my team and our accomplishment of emerging as a leader during tough times. Our franchisees are engaged and have embraced the expansion of our products and day parts. The predictability of our model continues to be a plus in an unpredictable landscape.”

Brandon added, “Our international business continues to thrive despite the dampening effect of foreign exchange. We are driving positive sales at a robust rate…and we’ve done so for more than the past fifteen years. We are consistently opening new stores and new markets, driving future growth for Domino’s Pizza.”

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its second quarter 2009 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 66298423. The web cast will also be archived for 30 days on www.dominosbiz.com.

Debt Repurchases

During the second quarter, the Company repurchased and retired $25.0 million of principal of its outstanding fixed rate senior notes; and approximately $68.3 million for the first two quarters of 2009, for a total purchase price of approximately $12.3 million and $34.6 million, respectively, including $0.2 million and $0.5 million of accrued interest for each of the periods. These activities resulted in pre-tax gains of approximately $12.9 million in the second quarter and $34.1 million in the first two quarters of 2009, which were recorded in “Other” in the Company’s consolidated statements of income.

Subsequent to the second quarter of 2009, the Company repurchased and retired $20.0 million of additional principal of its outstanding fixed rate senior notes for a total purchase price of approximately $15.6 million, including $0.2 million of accrued interest, resulting in a pre-tax gain of approximately $4.6 million which will be recorded in the third quarter of 2009. The Company has classified the $20.0 million of outstanding fixed rate senior notes as a current liability in the consolidated balance sheet as of June 14, 2009.

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Domino’s Pizza: Q209 Earnings Release, Page Three

Stock Option Plan Changes

As previously announced, the Company’s shareholders approved a stock option exchange program at the 2009 Annual Meeting of Shareholders, held on April 28, 2009, and the Company executed the program during the second quarter of 2009. The incremental value to the option holders created as a result of the modification will be recognized as additional compensation expense over the remaining service period. This amount has been calculated to be approximately $1.3 million (after-tax), of which approximately $0.6 million (after-tax) was recognized during the second quarter of 2009.

Separately and as previously announced, the Company’s Board of Directors authorized management to amend existing stock option agreements to allow for accelerated vesting and extended exercise periods upon the retirement of option holders who have achieved specified service and age requirements. The amended terms of the relevant stock option agreements became effective in the second quarter of 2009. The incremental value to option holders created as a result of the modification will be recognized as additional compensation expense over the remaining service period. This amount has been calculated to be approximately $0.3 million (after-tax), of which approximately $0.2 million (after-tax) was recognized during the second quarter of 2009. The Company is required to accelerate previously unrecognized compensation expense that it would have been required to expense in future periods for these stock options. This resulted in the acceleration of approximately $2.1 million (after-tax) of compensation expense in the second quarter of 2009 for certain employees who elected to receive the aforementioned amendment and who will meet the specified service and age requirements prior to the original vesting date. The $2.1 million (after-tax) of compensation expense recognized in the second quarter of 2009 was not incremental expense, but merely an acceleration of expense that would have been recognized in future periods.

Items Affecting Comparability

The Company’s reported financial results for the second quarter and first two quarters of 2009 are not comparable to the reported financial results for the prior year comparable periods. The table below presents certain items that affect comparability between our 2009 and 2008 financial results. Management believes that including such information is critical to the understanding of the Company’s financial results for the second quarter and first two quarters of 2009 as compared to the same periods in 2008 (See the Comments on Regulation G section).

	Second Quarter			First Two Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2009 items affecting comparability:
Gain on debt extinguishment (1)	$12,938	$7,763	$0.13	$34,112	$20,467	$0.36
Deferred financing fee write-off (2)	(323)	(194)	(0.00)	(882)	(529)	(0.01)
Stock option plan changes (3)	(4,937)	(2,962)	(0.05)	(4,937)	(2,962)	(0.05)
Tax reserves (4)	(594)	(2,223)	(0.04)	(594)	(2,223)	(0.04)

Total of 2009 items	$7,084	$2,384	$0.04	$27,699	$14,753	$0.26

2008 items affecting comparability:
Gain on the sale of Company-owned stores (5)	$6,932	$4,159	$0.07	$11,160	$6,696	$0.11
Separation expenses (6)	—	—	—	(1,445)	(867)	(0.01)
Tax reserve reversals (7)	626	1,736	0.03	626	1,736	0.03

Total of 2008 items	$7,558	$5,895	$0.10	$10,341	$7,565	$0.13

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Domino’s Pizza: Q209 Earnings Release, Page Four

(1)	Represents the gains recognized in the second quarter and first two quarters of 2009 on the repurchase and retirement of $25.0 million and $68.3 million of principal on the fixed rate senior notes for a total purchase price of $12.3 million and $34.6 million, respectively.
(2)	Represents the write-off of deferred financing fees in connection with the debt extinguishment.
(3)	Includes $1.0 million of stock compensation expense and $0.2 million of legal and professional fees incurred in connection with the stock option exchange program as well as $0.3 million of incremental compensation expense and $3.4 million acceleration of compensation expense for the retirement provision added to existing stock option agreements.
(4)	Represents $1.8 million of income tax provision and $0.6 million ($0.4 million after-tax) of interest expense, both relating to required FIN 48 tax reserves for certain state tax matters.
(5)	The gain recognized relates to the sale of 27 Company-owned stores in California in the second quarter of 2008 and 56 stores in California and Georgia in the first two quarters of 2008.
(6)	Represents separation and related expenses incurred in connection with a previously announced restructuring action and other staffing reduction costs related to the sale of Company-owned stores in California.
(7)	Represents $1.3 million of income tax benefit and $0.6 million ($0.4 million after-tax) of contra interest expense, both relating to required FIN 48 tax reserve reversals due to outcomes of related state tax matters.

Liquidity

As of June 14, 2009, the Company had:

•	approximately $1.65 billion in total debt,

•	$61.7 million of unrestricted cash and cash equivalents,

•	$21.3 million of borrowings under its $60.0 million variable funding note facility,

•	$6.0 million of available borrowings under its variable funding note facility, and

•	letters of credit issued under the variable funding note facility of $32.7 million.

Subsequent to the second quarter of 2009, Domino’s Pizza LLC (DPL), a wholly-owned subsidiary of the Company, entered into a Letter of Credit Agreement (the L/C Agreement), pursuant to which the counterparty will issue, at DPL’s request, up to $50.0 million of standby letters of credit for the account of DPL and its subsidiaries. Pursuant to the L/C Agreement, DPL will maintain a cash collateral account holding an amount equal to 105% of any outstanding letters of credit and pay to the counterparty quarterly commitment fees of 0.375% per annum of the unused portion of the commitment and quarterly letter of credit fees of 0.75% per annum of the undrawn face amount of any outstanding letters of credit. Subsequent to the second quarter of 2009, the counterparty issued $33.5 million of standby letters of credit and the Company restricted an additional $35.2 million of cash on its consolidated balance sheet as collateral for these outstanding letters of credit.

As a result of and concurrent with the L/C Agreement, the Company terminated substantially all of its pre-existing letters of credit which provided additional availability under its variable funding notes. Subsequent to the second quarter of 2009, the Company borrowed an additional $35.1 million on the variable funding notes and currently has no borrowings available on the $60.0 million facility.

The Company’s cash borrowing rate for the second quarter of 2009 was 6.1%. The Company incurred $9.4 million in capital expenditures during the first two quarters of 2009 versus $7.0 million in the first two quarters of the prior year.

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Domino’s Pizza: Q209 Earnings Release, Page Five

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was $19.7 million in the first two quarters of 2009.

(in thousands)	First Two Quarters of 2009
Net cash provided by operating activities (as reported)	$29,138
Capital expenditures (as reported)	(9,407)

Free cash flow	$19,731

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales and same store sales growth, which are commonly used in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported. The Company’s management believes that the free cash flow measure is important to investors and other interested persons and that such persons benefit from having a measure which communicates how much cash flows are available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing shares or similar uses of cash.

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Domino’s Pizza: Q209 Earnings Release, Page Six

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 8,873 franchised and Company-owned stores in the United States and 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.5 billion in 2008, comprised of nearly $3.1 billion domestically and over $2.4 billion internationally. During the second quarter of 2009, the Domino’s Pizza® brand had global retail sales of over $1.2 billion, comprised of over $702 million domestically and nearly $542 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2009, Domino’s ranked number one in customer satisfaction in a survey of consumers of the U.S. largest limited service restaurants, according to the annual American Customer Satisfaction Index (ACSI). Customers can place orders online in English and Spanish by visiting www.dominos.com or from a Web-enabled cell phone by visiting mobile.dominos.com. More information on the Company, in English and Spanish, can be found on the Web at www.dominosbiz.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, ability to service our indebtedness, operating performance, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: our level of long-term and other indebtedness; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s and our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weakening consumer confidence; availability of borrowings under our variable funding notes and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations (“cautionary statement”) are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q209 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	June 14, 2009	% of Total Revenues	June 15, 2008	% of Total Revenues
Revenues:
Domestic Company-owned stores	$76,737		$85,009
Domestic franchise	35,686		35,804
Domestic supply chain	172,538		179,569
International	31,671		33,965

Total revenues	316,632	100.0%	334,347	100.0%

Cost of sales:
Domestic Company-owned stores	62,564		69,578
Domestic supply chain	154,319		161,682
International	13,790		15,328

Total cost of sales	230,673	72.9%	246,588	73.8%

Operating margin	85,959	27.1%	87,759	26.2%

General and administrative	45,655	14.4%	34,207	10.2%

Income from operations	40,304	12.7%	53,552	16.0%

Interest expense, net	(25,919)	(8.2)%	(24,928)	(7.4)%
Other	12,938	4.1%	—	—

Income before provision for income taxes	27,323	8.6%	28,624	8.6%

Provision for income taxes	12,796	4.0%	9,894	3.0%

Net income	$14,527	4.6%	$18,730	5.6%

Earnings per share:
Common stock – diluted	$0.25		$0.32

Domino’s Pizza: Q209 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
(In thousands, except per share data)	June 14, 2009	% of Total Revenues	June 15, 2008	% of Total Revenues
Revenues:
Domestic Company-owned stores	$157,732		$178,057
Domestic franchise	72,569		72,190
Domestic supply chain	346,041		355,758
International	62,118		67,355

Total revenues	638,460	100.0%	673,360	100.0%

Cost of sales:
Domestic Company-owned stores	127,276		145,088
Domestic supply chain	309,301		322,308
International	27,107		30,169

Total cost of sales	463,684	72.6%	497,565	73.9%

Operating margin	174,776	27.4%	175,795	26.1%

General and administrative	89,554	14.0%	72,893	10.8%

Income from operations	85,222	13.3%	102,902	15.3%

Interest expense, net	(52,420)	(8.2)%	(50,746)	(7.6)%
Other	34,112	5.3%	—	0.0%

Income before provision for income taxes	66,914	10.5%	52,156	7.7%

Provision for income taxes	28,617	4.5%	19,307	2.8%

Net income	$38,297	6.0%	$32,849	4.9%

Earnings per share:
Common stock – diluted	$0.67		$0.55

Domino’s Pizza: Q209 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	June 14, 2009	December 28, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$61,695	$45,372
Restricted cash and cash equivalents	73,161	78,871
Accounts receivable	64,856	69,390
Inventories	25,185	24,342
Advertising fund assets, restricted	26,589	20,377
Other assets	20,424	15,899

Total current assets	271,910	254,251

Property, plant and equipment, net	104,825	108,430

Other assets	85,238	101,113

Total assets	$461,973	$463,794

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$20,352	$340
Accounts payable	39,979	56,906
Advertising fund liabilities	26,589	20,377
Other accrued liabilities	71,972	71,931

Total current liabilities	158,892	149,554

Long-term liabilities:
Long-term debt, less current portion	1,637,392	1,704,444
Other accrued liabilities	38,365	34,419

Total long-term liabilities	1,675,757	1,738,863

Total stockholders’ deficit	(1,372,676)	(1,424,623)

Total liabilities and stockholders’ deficit	$461,973	$463,794

Domino’s Pizza: Q209 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
(In thousands)	June 14, 2009	June 15, 2008
Cash flows from operating activities:
Net income	$38,297	$32,849
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	11,277	13,907
Gains on debt extinguishment	(34,112)	—
(Gains) losses on sale/disposal of assets	459	(10,979)
Amortization of deferred financing costs, debt discount and other	4,242	3,534
Provision for deferred income taxes	10,622	4,457
Non-cash compensation expense	9,838	3,807
Other	1,584	2,379
Changes in operating assets and liabilities	(13,069)	(6,339)

Net cash provided by operating activities	29,138	43,615

Cash flows from investing activities:
Capital expenditures	(9,407)	(6,995)
Proceeds from sale of assets	2,229	20,555
Changes in restricted cash	5,710	8,292
Other	(1,040)	494

Net cash (used in) provided by investing activities	(2,508)	22,346

Cash flows from financing activities:
Purchase of common stock	—	(28,271)
Proceeds from issuance of long-term debt	24,348	3,000
Repayments of long-term debt and capital lease obligation	(37,281)	(18,127)
Tax benefit from stock options	322	150
Other	2,725	2,818

Net cash used in financing activities	(9,886)	(40,430)

Effect of exchange rate changes on cash and cash equivalents	(421)	167

Change in cash and cash equivalents	16,323	25,698

Cash and cash equivalents, at beginning of period	45,372	11,344

Cash and cash equivalents, at end of period	$61,695	$37,042

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